EXHIBIT 99.7
CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of New Remy Holdco Corp., a Delaware corporation, in its Registration Statement on Form S-4 of New Remy Holdco Corp. and any amendments thereto.

/S/ John J. Pittas John J. Pittas

Dated: September 25, 2014